As filed with the Securities and Exchange Commission on October 29, 1999.

                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                          THE LESLIE FAY COMPANY, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                        2335                  13-3197085
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                                  1412 BROADWAY
                               NEW YORK, NY 10018
                                 (212) 221-4000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    JOHN J. POMERANTZ, CHAIRMAN OF THE BOARD
                          THE LESLIE FAY COMPANY, INC.
                                  1412 BROADWAY
                               NEW YORK, NY 10018
                                 (212) 221-4000
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          COPIES OF COMMUNICATIONS TO:
                              MICHAEL J. SHEF, ESQ.
                       PARKER CHAPIN FLATTAU & KLIMPL, LLP
                           1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                          TELEPHONE NO.: (212) 704-6000
                          FACSIMILE NO.: (212) 704-6288

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

====================================================================================================
                                                Proposed          Proposed
                                Amount           Maximum           Maximum
        Title Of Shares          To Be       Aggregate Price      Aggregate          Amount Of
       To Be Registered       Registered      Per Share(1)     Offering Price   Registration Fee(2)
---------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per share.....     193,822          $5.19          $1,005,451.63         $279.52
===================================================================================================

(1) Represents the shares of Common Stock being registered for resale by the selling stockholders. Estimated solely for the purpose of calculating the registration fee under to Rule 457(c) under the Securities Act of 1933, based on the average of the bid and asked price on The Nasdaq Stock Market's SmallCap Market on October 28, 1999.

(2) Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus that forms a part of this Registration Statement also relates to the shares of Common Stock registered under the registrant's Registration Statement on Form S-1 (Registration No. 333-68569), which includes the registration of 253,367 shares of Common Stock not disposed of to date by the Selling Stockholders named herein. The registrant paid a fee of $488.83 with respect to the registration of such securities.

         Pursuant to Rule 429 under the Securities Act of 1933, this registration statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-68565), and such Post-Effective Amendment No. 2 shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933. This registration statement and the registration statement being amended are collectively referred to as the "Registration Statement."

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS (SUBJECT TO COMPLETION, DATED OCTOBER 29, 1999)


                         447,189 SHARES OF COMMON STOCK

                          THE LESLIE FAY COMPANY, INC.
                                  1412 BROADWAY
                            NEW YORK, NEW YORK 10018
                                 (212) 221-4000

         The selling stockholders named in this prospectus are offering to sell an aggregate of 447,189 shares of common stock. Leslie Fay will not receive any of the proceeds from the offering.

         The common stock is traded on The Nasdaq Stock Market's SmallCap Market under the symbol LFAY.

                           --------------------------

   CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------



                             Prospectus dated , 1999

                                TABLE OF CONTENTS

                                                                           PAGE

PROSPECTUS SUMMARY.......................................................    1
RISK FACTORS.............................................................    2
DIVIDEND POLICY..........................................................    6
USE OF PROCEEDS..........................................................    6
SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION............................    7
DESCRIPTION OF CAPITAL STOCK.............................................    9
SHARES ELIGIBLE FOR FUTURE SALE..........................................   11
LEGAL MATTERS............................................................   11
EXPERTS..................................................................   11
ABOUT THIS PROSPECTUS....................................................   12
WHERE YOU CAN FIND MORE INFORMATION......................................   13


                        -------------------------------

                               PROSPECTUS SUMMARY

         THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. IN GENERAL, THE TERMS "WE" OR "COMPANY" REFERS TO THE LESLIE FAY COMPANY, INC. (FORMERLY THE LESLIE FAY COMPANIES, INC.) AND ITS SUBSIDIARIES.

                                   THE COMPANY

         We are engaged principally in designing and arranging for the manufacture and sale of diversified lines of women's dresses and sportswear. Our products focus on career, social occasion and evening clothing that cover a broad retail price range and offer the consumer a wide selection of styles, fabrics and colors suitable for different ages, sizes and fashion preferences. We believe that we are among the major producers of moderate price dresses and that we are considered one of the major resources to retailers of such products. The Leslie Fay business has been in continuous operation as an apparel company since 1947.

         We reorganized on June 4, 1997 following a voluntary petition under Chapter 11 of the Bankruptcy Code.

                                  THE OFFERING
Common Stock offered by the
 Selling Stockholders.......................  447,189 shares of common stock, par value $.01 per share

Number of Shares of Common Stock outstanding
   before and after the offering............  5,053,138 shares of common stock

Trading Symbol..............................  LFAY


Risk Factors................................  You should note that an investment in the securities offered in this
                                              prospectus involves a high degree
                                              of risk.  See "Risk Factors".

                                  RISK FACTORS

         AN INVESTMENT IN THE COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER THE SPECIFIC RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

IF WE DO NOT COMPLY WITH THE COVENANTS UNDER OUR CREDIT AGREEMENT, OUR LENDER COULD REQUIRE THE SALE OR LIQUIDATION OF OUR ASSETS.

         We are a party to a credit agreement with The CIT Group/Commercial Services, Inc. that contains a number of restrictive covenants and events of default, which limit our capital expenditures, incurrence of debt and sales of assets. In addition, the credit agreement also requires us to achieve certain financial ratios (including ratios of consolidated current assets to consolidated current liabilities, consolidated EBITDA to consolidated interest expense, minimum consolidated tangible net worth and minimum consolidated working capital). CIT has a security interest in substantially all of our assets as collateral for borrowings under the credit agreement. If we cannot achieve the financial results necessary to maintain compliance with the covenants, CIT could declare us in default and demand that our assets be sold or liquidated to repay our outstanding debt to it.

WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE.

         Since emerging from bankruptcy, we have not paid any dividends on our common stock and do not anticipate doing so in the foreseeable future. Moreover, our credit agreement with CIT limits the amount of dividends we may pay on our common stock. There can be no assurance that we will pay out any return on the investment in our common stock.

WE MAY REQUIRE ADDITIONAL FINANCING TO FUND OUR OPERATIONS.

         We may require additional equity or debt financing for our future operations. However, our credit agreement with CIT prohibits us from incurring additional debt. There can be no assurance that we will be able to obtain additional financing on terms acceptable to us or at all. The unavailability of additional financing or our inability to amend our existing credit agreement to permit additional financing could have a material adverse effect on us.

WE RELY ON OUR KEY VENDORS.

         During the fiscal year ended January 2, 1999, we purchased approximately 59% of our finished goods from two suppliers. Although we believe that alternate sources of our finished goods are available, the abrupt loss of any of these suppliers could have a material adverse effect on our business, financial condition, results of operations and prospects.

WE RELY ON KEY RETAIL CUSTOMERS.

         During the fiscal year ended January 2, 1999, approximately 41% of the revenues of the Company resulted from two retailers. Approximately 30% of such sales were to Dillards Department Stores, Inc. and approximately 11% to JC Penney. No other customer accounted for more than 10% of our dress and sportswear sales during fiscal 1998. A decision by either of these retailers to decrease the amount of apparel purchased from us or to cease carrying our products could have a material adverse affect on our business, financial condition, results of operations and prospects.

WE RELY ON KEY EMPLOYEES.

         Our success is largely dependent on the talents, efforts and experience of the members of our senior management team. In June 1998 we entered into employment agreements expiring on January 3, 2001 with each member of the senior management team. We do not maintain a key person life insurance policy on the lives of these key executives. The loss of these key executives could create a loss of continuity in the management of the business and have a material adverse effect on our business, financial condition, results of operations and prospects.

OUR BUSINESS IS SEASONAL.

         Our business is seasonal, with a significant proportion of sales and operating income being generated in the first and third quarters of each year. Our working capital requirements fluctuate during the year, increasing substantially during the second and fourth quarters as a result of higher planned seasonal inventory levels and higher receivables. If we fall significantly short of our anticipated earnings in either the first or third quarters, it will significantly decrease the working capital available to us in the second and fourth quarters. Due to limitations on borrowing levels, a decrease in working capital may adversely affect our purchasing abilities.

OUR CONTINUED SUCCESS DEPENDS ON OUR ABILITY TO GAUGE FASHION TRENDS.

         We believe that our success depends in substantial part on our ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. There can be no assurance that we will be successful in this regard. If we misjudge the market for our products, we may have a significant amount of unsold finished goods inventory, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

THE FASHION INDUSTRY IS HIGHLY COMPETITIVE.

         The sectors of the apparel industry for which we design, manufacture and market products are highly competitive. We compete with many other manufacturers, including manufacturers of one or more apparel items. In addition, department stores, including some of our major customers, have from time to time varied the amount of goods manufactured specifically for them and sold under their own labels. Many such stores have also changed their manner of presentation of merchandise and in recent years have become increasingly promotional. Some of our competitors are larger and have greater resources than we do. Based upon our knowledge of the industry, we believe that we are a leading producer of moderately priced dresses in the United States, among the more significant producers of moderately priced sportswear and one of the major resources of department store retailers of such products. Our business is dependent on our ability to evaluate and respond to changing consumer demand and tastes and to remain competitive in the areas of style, quality and price, while operating within the significant domestic and foreign production and delivery constraints of the industry.

WE ARE SUBJECT TO IMPORT RESTRICTIONS.

         During fiscal 1998, approximately 88% of our finished goods and approximately 76% of raw materials directly purchased by us were produced in foreign countries, including Taiwan, South Korea, the Peoples' Republic of China (including Hong Kong), Guatemala and El Salvador. Political instability that results in the disruption of trade, the imposition of additional regulations relating to imports, the imposition of additional duties, taxes and other charges on imports or restrictions on the transfer of funds may adversely affect our operations. In addition, because of the location of our suppliers and contractors, we may have difficulty ensuring quality control. The inability of a supplier or contractor to fill orders for our products in a timely manner could cause us to miss the delivery date requirements of our customers for those items. This could result in the cancellation of orders, refusal to accept deliveries or a reduction in sales prices.

         Our import operations are subject to constraints imposed by bilateral textile agreements between the United States and each of the foreign countries named above. These agreements impose quotas on the amounts and types of merchandise which may be imported into the United States from these countries. These agreements also allow the United States to impose restraints at any time on the importation of categories of merchandise that, under the terms of the agreements, are not currently subject to specified limits. Our imported products are also subject to United States customs duties which comprise a material portion of the cost of the merchandise. A substantial increase in customs duties could have an adverse effect on our operating results. The United States and the countries in which our products are produced or sold may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust prevailing quota, duty or tariff levels, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

WE MAY NOT BE ABLE TO USE OUR TAX-LOSS CARRY FORWARDS.

         We have reported federal consolidated tax net operating loss carryforwards that are available to offset future taxable income, if any, through 2011. Use of the carryforwards, however, is subject to limitations, including the annual limitation of approximately $1,500,000 imposed by Section 382 of the Internal Revenue Code. As of January 2, 1999, the remaining available tax net operating loss carryforwards expiring through 2011, after taking into account the limitations discussed above, was approximately $19.5 million. If we fail to achieve sufficient profits, we will be unable to fully use the NOLs available to us over the next 13 years and will lose the carryforward benefit.

WE ARE CONTROLLED BY AFFILIATES OF THREE CITIES RESEARCH, INC.

         Based on information contained in an amendment to a Schedule 13D filed with the SEC on August 30, 1999, we believe that Three Cities Fund II, L.P. ("Fund II") and Three Cities Offshore II C.V. ("TCR Offshore") have or share the power to vote an aggregate of 3,512,664 shares (approximately 67% ) of our common stock and have or share the power to dispose of an aggregate of 3,269,966 shares (approximately 65%) of our common stock. As a result, Fund II and TCR Offshore will be able to determine the outcome any corporate action requiring stockholder approval, other than provisions regarding certain business combinations that are set forth in our charter. See "Description of Capital Stock."

         Furthermore, Fund II, TCR Offshore and John J. Pomerantz, our Chairman of the Board and Chief Executive Officer, have agreed not to take any actions to change the size or composition of our board of directors before our annual meeting of stockholders in 2000, if at all. Fund II, TCR Offshore and

Mr. Pomerantz have also agreed, under certain circumstances, to vote for each other's nominees for director for so long as Mr. Pomerantz has the right to designate at least one member to our board of directors.

         As a result of the foregoing voting arrangement among Mr. Pomerantz, Fund II and TCR Offshore and as a result of the beneficial ownership of Fund II and TCR Offshore in our common stock, Fund II and TCR Offshore will control decisions with respect to:

     o the direction and policies of our company, including the election and removal of directors;

     o    future issuances of our common stock or other securities;

     o    our incurrence of debt;

     o    the payment of dividends, if any, on our common stock; and

o        amendments to our certificate of incorporation and bylaws.

         Any of these decisions could be made by Fund II and TCR Offshore for their own advantage to the detriment of our other stockholders and our company. This, in turn, may have an adverse effect on our business, financial condition, results of operations and prospects.

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT THE MARKET FOR OUR COMMON STOCK.

         There are now and will be outstanding immediately following this offering 5,053,138 shares of common stock. All of such shares, other than shares owned by "affiliates," as that term is defined in Rule 144 under the Securities Act, will be tradeable without restriction. We believe that 3,279,966 of our shares are presently owned by "affiliates." Future sales of substantial amounts of shares of common stock in the public market, or the perception that such sales could occur, could adversely affect the price of the shares of common stock in any market that may develop for the trading of such shares.

PROVISIONS OF DELAWARE LAW AND OUR CHARTER AND BYLAWS MAY MAKE A TAKEOVER MORE DIFFICULT.

         Provisions in our charter and bylaws, as amended and restated, and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer or other takeover attempt that is opposed by our board of directors. Stockholders who may desire to participate in such a transaction may not have an opportunity to do so, and these antitakeover provisions could substantially impair the ability of our stockholders to change the membership of our board of directors. See "Description of Capital Stock -- Section 203 of the Delaware General Corporation Law."

WE ARE SUBJECT TO RISKS ASSOCIATED WITH YEAR 2000 COMPLIANCE.

         We are dependent on a number of automated systems to:

     o    communicate with our customers and suppliers;

     o    efficiently design,  manufacture,  import and distribute our products;
          and

     o    plan and manage our overall business.

         We have identified numerous changes required in our systems (both hardware and software) as well as sensitive operating equipment to make them year 2000 compliant. Our customers and suppliers are also required to implement projects to make their systems and communications year 2000 compliant. Failure to complete their efforts in a timely way could disrupt our operations including the ability to receive and ship our products as well as to invoice our customers. There is no guarantee that these new systems (both ours and our customers and suppliers) will be compliant under all the circumstances and volume stresses that may actually be required by our operations on December 31, 1999.

                                 DIVIDEND POLICY

         We have not paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain earnings, if any, to finance our operations. In addition, our credit agreement with The CIT Group/Commercial Services, Inc. limits the amount of dividends we may pay.

                                 USE OF PROCEEDS

         The shares of common stock that are being offered hereby are being registered for the account of the Selling Stockholders, and, accordingly, we will not receive any of the proceeds from the sale of such shares.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

         We have issued and outstanding an aggregate of 5,053,138 shares of common stock. The selling stockholders hold 447,189 shares of common stock that are being offered pursuant to this prospectus. The selling stockholders may sell shares of common stock from time to time by themselves, their pledgees and/or their donees, in transactions (which may include block transactions) on the over-the-counter market, in negotiated transactions, through the writing of options on the common stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The selling stockholders, their pledgees and/or their donees, may sell common stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares of common stock. We will bear all expenses in connection with the registration of the common stock. The selling stockholders will pay any underwriting discounts or commissions relating to the common stock sold by them pursuant to this prospectus.

         The selling stockholders, their pledgees and/or their donees and any broker-dealers that act in connection with the sale of the shares of the common stock as principals may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares of the common stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders, their pledgees and/or their donees may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act.

         The following table sets forth certain information with respect to the selling stockholders. Beneficial ownership of the common stock by such selling stockholder after the offering will depend on the number of shares of common stock sold by each selling stockholder.

                                                              PERCENT OF
NAME AND ADDRESS OF                      NUMBER OF SHARES     CLASS PRIOR    MAXIMUM AMOUNT
SELLING STOCKHOLDER(S) (A)               PRIOR TO OFFERING    TO OFFERING      TO BE SOLD
---------------------------------------  ------------------   ------------   --------------
Dickstein & Co., L.P...................
660 Madison Avenue 16th Floor
New York, New York 10021                       395,098            7.8%          395,098

Dickstein International Limited........
129 Front Street
Hamilton, HM Bermuda                            52,091            1.0%          52,091

------------------------

(a) Mark B. Dickstein is the sole shareholder, sole director and president of Dickstein Partners Inc. ("DPI"). DPI is the general partner of Dickstein Partners L.P., which is the sole general partner of Dickstein & Co., L.P. ("Dickstein & Co."). DPI is the adviser for Dickstein International Limited ("Dickstein International") and makes all investment and voting decisions for that entity. Mr. Dickstein disclaims beneficial ownership of the shares owned by Dickstein & Co. and Dickstein International except to the extent of his actual economic interest.

         On May 12, 1999, we entered into an agreement (the "Company Agreement") with Dickstein & Co., Dickstein International, Dickstein Focus Fund L.P. ("Dickstein Focus") and Mr. Dickstein (together with Dickstein & Co., Dickstein International and Dickstein Focus, the "Dickstein Entities") that contains a number of agreements between us and the Dickstein Entities, including: (1) that we will maintain the effectiveness and currency of a shelf registration statement for the resale by the Dickstein Entities of their remaining shares so long as the Dickstein Entities own at least 5% of the outstanding shares of our common stock or have a designee on our Board (Mark Kaufman, a member of our Board, was designated by the Dickstein Entities); (2) that unvested stock options and any restricted stock of our directors who represented the Dickstein Entities and who resigned in connection with the transactions contemplated by the Stock Purchase Agreement dated as of May 12, 1999 among the Dickstein
Entities, Fund II and TCR Offshore, or, in the case of a continuing Dickstein nominee, who ceases in the future to be a director, will vest upon termination of their office and, in the case of options, will remain exercisable for the duration of the option term; (3) that, so long as the Dickstein Entities own at least 5% of the outstanding shares of our common stock, they will be entitled to nominate one director reasonably satisfactory to us to serve on our Board; (4) that neither we nor the Dickstein Entities has any claims against the other; and
(5) that we will reimburse the Dickstein Entities for certain expenses. Before we entered into the Company Agreement, the Dickstein Entities had designated two members of our Board in addition to Mr. Kaufman, Mr. Dickstein and Chaim Edelstein, both of whom resigned on May 12, 1999.

                          DESCRIPTION OF CAPITAL STOCK

         The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement. The following discussion is qualified in its entirety by reference to such exhibits.

COMMON STOCK

         We are authorized to issue up to 20,000,000 shares of common stock, par value $.01 per share. Before this offering, there were issued and outstanding 5,053,138 shares of common stock. The number of issued and outstanding shares of common stock will not change as a result of this offering.

PREFERRED STOCK

         We are authorized to issue up to 500,000 shares of preferred stock, par value $.01 per share. Our Board of Directors may issue preferred stock in one or more series and may determine the terms of preferred stock at the time of issuance, without further action by stockholders. Such terms may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions.

         No shares of preferred stock are outstanding and we have no present plans to issue preferred stock. The issuance of any such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of the Board of Directors to issue preferred stock could discourage, delay or prevent a takeover of the Company.

VOTING RIGHTS

         Holders of common stock have one vote for each share held on all matters submitted to a vote of stockholders. A majority of the outstanding shares of common stock constitutes a quorum required for a meeting of, or action by, stockholders. The shares of common stock do not have cumulative voting rights in the election of directors. Thus, the holders of more than 50% of the common stock have the power to elect all the directors, to the exclusion of the remaining stockholders.

         Our certificate of incorporation provides that a Business Combination with an Interested Stockholder (as said terms are defined therein) must be approved by the affirmative vote of the holders of at least 50% of the outstanding voting stock including the affirmative vote of the holders of at least 50% of the voting stock not owned by the Interested Stockholder or any affiliate thereof. Such provisions do not apply if the Business Combination has been approved by a majority of the "independent directors" or if the consideration paid in the combination meets certain provisions as more particularly set forth in our certificate of incorporation.

DIVIDEND AND OTHER RIGHTS

         Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, holders of common stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any.

Our credit agreement with The CIT Group/Commercial Services, Inc., however, limits the amount of dividends we may declare. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The old common stock was canceled on June 4, 1997. The stockholders holding our old common stock did not retain any value for their equity.

TRANSFER AGENT

         The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless (1) prior to the date at which the stockholder became an interested stockholder, the board of directors of such corporation approved either the business combination or the transaction in which the person became an interested stockholder; (2) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder; or (3) the business combination is approved by the board of directors of such corporation and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or after the date such stockholder became an interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock.
Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

LIMITATION ON DIRECTOR'S LIABILITY

         In accordance with the DGCL, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of duty as a director except (1) for any breach of the director's duty of loyalty to us and our stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct, or knowing violation of law; (3) under Section 174 of the DGCL, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or (4) for any transaction from which the director derived an improper personal benefit.
This provision does not eliminate a director's fiduciary duties; it merely eliminates the possibility of damage awards against a director personally which may be occasioned by certain unintentional breaches (including situations that may involve grossly negligent business decisions) by the director of those duties. The provision has no effect on the availability of equitable remedies, such as injunctive relief or rescission, which might be necessitated by a director's breach of his or her fiduciary duties. However, equitable remedies may not be available as a practical matter where transactions (such as merger transactions) have already been consummated. The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

INDEMNIFICATION

         Our certificate of incorporation provides that we shall indemnify our officers, directors, employees and agents to the fullest extent permitted by the DGCL. Section 145 of the DGCL provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in our right) by reason of the fact that such person is or was our director, officer, employee or agent, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that no indemnification shall be made where the person is adjudged to be liable to us, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and such expenses.

                         SHARES ELIGIBLE FOR FUTURE SALE

         There are now and will be outstanding immediately following this offering 5,053,138 shares of common stock. All of such shares, other than shares owned by "affiliates," as that term is defined in Rule 144 under the Securities Act, will be tradeable without restriction. We believe that 3,279,966 of our shares are presently owned by "affiliates." Future sales of substantial amounts of shares of common stock in the public market, or the perception that such sales could occur, could adversely affect the price of the shares of common stock in the trading market for such shares.

         Our shares currently trade on The Nasdaq Stock Market's SmallCap Market. Following this offering, we cannot predict the effect, if any, that sales of common stock or the availability of such shares for sale will have on the market price prevailing from time to time.

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered in this prospectus will be passed upon for the Company by Parker Chapin Flattau & Klimpl, LLP, New York, New York.

                                     EXPERTS

         The financial statements of the Company for the fifty-two weeks ended January 2, 1999, the thirty-one weeks ended January 3, 1998, the twenty-two weeks ended June 4, 1997, and the fiscal year ended December 28, 1996 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in giving said report.

                              ABOUT THIS PROSPECTUS

         This prospectus does not contain all of the information included in the registration statement of which this prospectus is a part. We have omitted parts of the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

         You  should  read  this   prospectus   together  with  the   additional
information described below under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

450 Fifth Street, N.W.    7 World Trade Center       500 West Madison Street
Room 1024                 Suite 1300                 Suite 1400
Washington, D.C. 20549    New York, New York 10048   Chicago, Illinois 60661

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         Our common stock is quoted on The Nasdaq Stock Market's SmallCap Market under the symbol "LFAY," and our SEC filings can also be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

Our SEC filings are also available to the public on the SEC's Web Site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

     o Our Annual Report on Form 10-K for our fiscal year ended January 2, 1999, filed with the SEC on April 2, 1999;

     o Our Quarterly Report on Form 10-Q for the quarterly period ended April 3, 1999, filed with the SEC on May 18, 1999;

     o Our Quarterly Report on Form 10-Q for the quarterly period ended July 3, 1999 1999, filed with the SEC on August 17, 1999 and amended on August 24, 1999; and

     o    Our Current Report on Form 8-K, filed with the SEC on May 21, 1999.

--------------------------------------------------------------------------------



                          THE LESLIE FAY COMPANY, INC.
                                     447,189
                                     Shares

                                  Common Stock
                                ($.01 par value)

                                   PROSPECTUS

                                     , 1999



--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS.

  Exhibit Number             Description
  --------------             -----------

       2.1          Amended Joint Plan of Reorganization(1)
       3.1 Form of Amended and Restated Certificate of Incorporation of the registrant
       3.2          Amended and Restated Bylaws of the registrant(1)(4)
       4.1 Specimen Copy of Stock Certificate for shares of Common Stock of the registrant
       4.2 Revolving Credit Agreement dated June 2, 1997 between Leslie Fay Marketing, Inc. ("LFM") and the CIT Group/Commercial Services, Inc. ("CIT")(1)
       4.3 First Amendment dated February 23, 1998 to the Revolving Credit Agreement between LFM and CIT(2)
       4.4 Second Amendment dated March 31, 1998 to the Revolving Credit Agreement between LFM and CIT(2)
       4.5 Third Amendment dated October 28, 1998 to the Revolving Credit Agreement between LFM and CIT(3)
       4.5 Fourth Amendment dated as of March 29, 1999 to the Revolving Credit Agreement between LFM and CIT
       4.6 Fifth Amendment dated as of August 25, 1999 to the Revolving Credit Agreement between LFM and CIT
       4.7 Agreement dated as of May 12, 1999 among the registrant, Dickstein & Co., L.P., Dickstein 4.7 International Limited, Dickstein Focus Fund L.P. and Mark Dickstein (5)
       5.1 Opinion of Parker Chapin Flattau & Klimpl, LLP as to the legality of securities being registered
       23.1         Consent of Arthur Andersen LLP
       23.2 Consent of Parker Chapin Flattau & Klimpl, LLP (included in their opinion filed as Exhibit 5.1)
       24.1         Power of Attorney

-------------------

(1) Incorporated by reference to Current Report on Form 8-K for an event dated June 4, 1997.
(2) Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended January 3, 1998.
(3) Incorporated by reference to the Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 1998.
(4) Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended January 2, 1999.
(5) Incorporated by reference to the Current Report on Form 8-K for an event dated May 12, 1999.

ITEM 17.  UNDERTAKINGS.

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on October 29, 1999.

                                     THE LESLIE FAY COMPANY, INC.

                                     By:  /s/ John Pomerantz
                                          --------------------------------------
                                         John J. Pomerantz
                                         Chief Executive Officer and Chairman of
                                         the Board of Directors

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                POWER OF ATTORNEY

         The undersigned directors and officers of The Leslie Fay Company, Inc. hereby constitute and appoint John J. Pomerantz, John A. Ward and Warren T. Wishart and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

         Signatures                         Title                                       Date
         -----------                        -----                                       ----
        /s/ John Pomerantz                  Chief Executive Officer and                 October 29, 1999
--------------------------------------      Chairman of the Board of Directors
            John J. Pomerantz               (principal executive officer)

        /s/ Warren T. Wishart               Chief Financial and Accounting Officer      October 29, 1999
--------------------------------------      (principal accounting officer)
            Warren T. Wishart

        /s/ Clifford B. Cohn                Director                                    October 29, 1999
--------------------------------------
            Clifford B. Cohn

        /s/ Mark Kaufman                    Director                                    October 29, 1999
--------------------------------------
            Mark Kaufman

        /s/ Bernard Olsoff                  Director                                    October 29, 1999
--------------------------------------
            Bernard Olsoff

        /s/ Robert L. Sind                   Director                                   October 29, 1999
--------------------------------------
            Robert L. Sind

        /s/ John A. Ward                     Director                                   0ctober 29, 1999
--------------------------------------
            John A. Ward

        /s/ H. Whitney Wagner                Director                                   October 29, 1999
--------------------------------------
            H. Whitney Wagner

        /s/ Thomas G. Weld                   Director                                   October 29, 1999
--------------------------------------
            Thomas G. Weld                                                                   O

                                  EXHIBIT INDEX

  Exhibit Number             Description
  --------------             -----------

       2.1          Amended Joint Plan of Reorganization(1)
       3.1 Form of Amended and Restated Certificate of Incorporation of the registrant
       3.2          Amended and Restated Bylaws of the registrant(1)(4)
       4.1 Specimen Copy of Stock Certificate for shares of Common Stock of the registrant
       4.2 Revolving Credit Agreement dated June 2, 1997 between Leslie Fay Marketing, Inc. ("LFM") and the CIT Group/Commercial Services, Inc. ("CIT")(1)
       4.3 First Amendment dated February 23, 1998 to the Revolving Credit Agreement between LFM and CIT(2)
       4.4 Second Amendment dated March 31, 1998 to the Revolving Credit Agreement between LFM and CIT(2)
       4.5 Third Amendment dated October 28, 1998 to the Revolving Credit Agreement between LFM and CIT(3)
       4.5 Fourth Amendment dated as of March 29, 1999 to the Revolving Credit Agreement between LFM and CIT
       4.6 Fifth Amendment dated as of August 25, 1999 to the Revolving Credit Agreement between LFM and CIT
       4.7 Agreement dated as of May 12, 1999 among the registrant, Dickstein & Co., L.P., Dickstein 4.7 International Limited, Dickstein Focus Fund L.P. and Mark Dickstein (5)
       5.1 Opinion of Parker Chapin Flattau & Klimpl, LLP as to the legality of securities being registered
       23.1         Consent of Arthur Andersen LLP
       23.2 Consent of Parker Chapin Flattau & Klimpl, LLP (included in their opinion filed as Exhibit 5.1)
       24.1         Power of Attorney

-------------------

(1) Incorporated by reference to Current Report on Form 8-K for an event dated June 4, 1997.
(2) Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended January 3, 1998.
(3) Incorporated by reference to the Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 1998.
(4) Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended January 2, 1999.
(5) Incorporated by reference to the Current Report on Form 8-K for an event dated May 12, 1999.